UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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Kona Grill, Inc.
(Name of Registrant as Specified In Its Charter)

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KONA GRILL, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 1, 2007
The Annual Meeting of Stockholders of Kona Grill, Inc., a Delaware corporation, will be held at 2:00 p.m., on Tuesday, May 1, 2007, at the offices of Greenberg Traurig, LLP, 2375 East Camelback Road, Suite 700, Phoenix, Arizona, for the following purposes:
1. To elect three Class II directors to serve for a three-year term expiring in 2010.
2. To consider and vote upon a proposal to approve the amendments of our 2005 Stock Award Plan (a) to increase the number of shares of common stock reserved for issuance under the plan by 175,000 shares and (b) to require stockholder approval for any actions that may be treated as stock option repricing.
3. To ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2007.
4. To transact such other business as may properly come before the meeting or any adjournment thereof.
These items of business are more fully described in the proxy statement accompanying this notice.
Only stockholders of record at the close of business on March 16, 2007 are entitled to notice of and to vote at the meeting.
All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting even if you have previously returned a proxy.
Sincerely,
Mark S. Robinow
Executive Vice President, Chief Financial
Officer, and Secretary
Scottsdale, Arizona
March 19, 2007

KONA GRILL, INC.
7150 East Camelback Road, Suite 220
Scottsdale, Arizona 85251

PROXY STATEMENT

VOTING AND OTHER MATTERS
General
The enclosed proxy is solicited on behalf of Kona Grill, Inc., a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held at 2:00 p.m. on Tuesday, May 1, 2007, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying notice. The meeting will be held at the offices of Greenberg Traurig, LLP, at 2375 East Camelback Road, Suite 700, Phoenix, Arizona.
These proxy solicitation materials were first mailed on or about March 27, 2007 to all stockholders entitled to vote at the meeting.
Voting Securities and Voting Rights
Stockholders of record at the close of business on March 16, 2007, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 5,860,710 shares of our common stock. Each holder of common stock voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.
The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock entitled to vote constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, a plurality of the votes properly cast in person or by proxy will be required to elect the three director candidates; and the affirmative vote of a majority of the shares present in person or by proxy will be required (1) to approve the amendments to our 2005 Stock Award Plan, and (2) to ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2007.
Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.
Voting of Proxies
When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of the nominees set forth in this proxy statement, (2) “for” the approval of the amendments to our 2005 Stock Award Plan, and (3) “for” the ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2007.
Revocability of Proxies
Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation
We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.
Annual Report and Other Matters
Our 2006 Annual Report to Stockholders, which was mailed to stockholders with this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The information contained in the “Report of the Compensation Committee of the Board of Directors on Executive Compensation,” “Report of the Audit Committee,” and “Performance Graph” below shall not be deemed “filed” with the Securities and Exchange Commission, or the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.
We will provide, without charge, additional copies of our Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our company’s secretary at our executive offices set forth in this proxy statement.
ELECTION OF DIRECTORS
Nominees
Our certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. Our certificate of incorporation and bylaws provide for a Board of Directors consisting of three classes, with one class standing for election each year for a three-year staggered term. Messrs. Mark L. Bartholomay, Anthony L. Winczewski, and Douglas G. Hipskind serve as our Class II directors whose term of office will expire at the annual meeting. Our Board of Directors has nominated Messrs. Mark L. Bartholomay, Anthony L. Winczewski, and Douglas G. Hipskind for election as our Class II directors for a three-year term expiring in 2010. In the event that any of these individuals are unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our current Board of Directors to fill the vacancy. It is not expected that any of these individuals will be unable or will decline to serve as a director.
The Board of Directors recommends a vote “for” the nominees named herein.
The following table sets forth certain information regarding our directors:

Name	Age	Position
Marcus E. Jundt	41	Chairman of the Board, President and Chief Executive Officer
Mark L. Bartholomay (1)(2)(3)	47	Director
Kent D. Carlson (1)(3)	55	Director
Richard J. Hauser	44	Director
Douglas G. Hipskind	38	Director
W. Kirk Patterson (1)(2)(3)	49	Director
Anthony L. Winczewski (2)(3)	51	Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating Committee

Marcus E. Jundt has served as our President and Chief Executive Officer since July 2006, as Chairman of the Board since March 2004, and as a director of our company since September 2000. Prior to joining our company, Mr. Jundt served as Vice Chairman and Portfolio Manager of the investment advisory firm of Jundt Associates, Inc. From November 1988 to March 1992, Mr. Jundt served as a research analyst for Victoria Investors covering the technology, health care, financial services, and consumer industries. From July 1987 until October 1988, Mr. Jundt served in various capacities on the floor of the Chicago Mercantile Exchange with Cargill Investor Services. Mr. Jundt also serves as a director of Minnetonka Capital Investment and Spineology, both private companies.
Mark L. Bartholomay has served as a director of our company since January 2006. Since July 2005, Mr. Bartholomay has served as President and Founder of GBG Consulting, LLC, a private consulting firm. From July 2000 to June 2005, he served as Vice President of Business Development at Famous Dave’s of America, Inc., a publicly traded owner, operator, and franchisor of restaurants. Prior to that, Mr. Bartholomay served as Senior Vice President of International Development and Operations at Rainforest Cafe, Inc., a publicly traded restaurant company.
Kent D. Carlson has served as a director of our company since August 2006. Mr. Carlson is currently a Senior Vice President — Commercial Real Estate at Marshall & Ilsley Bank and has worked in the commercial banking industry for nearly 30 years. He has vast experience in originating and structuring secured commercial real estate and construction loans. Mr. Carlson is a member of the Minnesota Multi Housing Association, the Minnesota Shopping Center Association, the National Association of Industrial & Office Parks, and various civic organizations.
Richard J. Hauser has served as a director of our company since December 2004. Mr. Hauser serves as the President and owner of Capital Real Estate, Inc., a commercial real estate development company based in Minneapolis, Minnesota, which he founded in 2001. In addition, Mr. Hauser is the Manager and owner of Net Lease Development, LLC, which is a controlled operating company under Capital Real Estate, Inc. Prior to founding Capital Real Estate, Inc. and Net Lease Development, LLC, Mr. Hauser served as a partner with Reliance Development Company, LLC from 1992 to 2001, where he was responsible for the management, development, and sale of retail properties.
Douglas G. Hipskind has served as a director of our company since November 2003. Mr. Hipskind has served as a Principal and Chief Operating Officer of Vail Development, LLC, a hotel development company which is designing and developing the Four Seasons Resort in Vail, Colorado, since June 2004. Mr. Hipskind also served as a Managing Director of Jundt Associates, Inc. from January 2001 to November 2006. From August 1999 to January 2001 he served as Controller of Jundt Associates, Inc. From December 1993 to August 1999, Mr. Hipskind served in the Financial Services practice of KPMG LLP, where he was responsible for tax and consulting matters for his mutual fund and investment partnership clients. Mr. Hipskind is a certified public accountant.
W. Kirk Patterson has served as a director of our company since January 2005. Mr. Patterson currently serves as the Senior Vice President and Chief Financial Officer of Staktek Holdings, Inc., a provider of high-density memory solutions. From July 2003 to November 2003, Mr. Patterson served as Acting Chief Financial Officer, Vice President of Finance, and Corporate Controller of Cirrus Logic, Inc., a developer of mixed-signal integrated circuits. From February 2000 to November 2003, he served in a variety of roles at Cirrus Logic, including Vice President of Finance and Corporate Controller, Treasurer, and Director of Financial Planning and Analysis. From November 1999 to February 2000, Mr. Patterson served as Regional Manager of Accounting Services of PricewaterhouseCoopers LLP, a public accounting firm. From June 1980 to November 1999, Mr. Patterson served in several positions with BP Amoco Corporation, a provider of energy and petrochemicals, most recently as Manager, Planning and Economics, for the Amoco Energy Group North America.
Anthony L. Winczewski has served as a director of our company since April 2005. Mr. Winczewski has served as President and Chief Executive Officer of Commercial Partners Title, LLC, a midwestern title insurance agency engaged in providing commercial, residential, and tax deferred exchange solutions since January 1995. Prior to forming Commercial Partners in 1995, Mr. Winczewski served as a manager and sales officer for Chicago Title Insurance Company from May 1984 until January 1995. Mr. Winczewski served as a Vice President and Principal of Winona County Abstract and Title, Inc. from July 1975 until May 1984, and as a paralegal for Title Insurance Company of Minnesota from June 1974 until July 1975.

There are no family relationships among any of our directors or executive officers.
Classification of our Board of Directors
Our certificate of incorporation provides for a Board of Directors consisting of three classes serving three-year staggered terms. Mr. Marcus E. Jundt serves as our Class I director, with the term of office of the Class I directors expiring at the annual meeting of stockholders in 2009. The Class II directors consist of Messrs. Mark L. Bartholomay, Anthony L. Winczewski, and Douglas G. Hipskind, with the term of office of the Class II directors expiring at the annual meeting of stockholders in 2007. Class III directors consist of Richard J. Hauser, W. Kirk Patterson, and Kent D. Carlson with the term of office of Class III directors expiring at the annual meeting of stockholders in 2008. Officers serve at the pleasure of the Board of Directors.
Information Relating to Corporate Governance and the Board of Directors
Our Board of Directors has determined, after considering all the relevant facts and circumstances, that Messrs. Bartholomay, Carlson, Patterson, and Winczewski are independent directors, as “independence” is defined by NASDAQ and the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment. Frank B. Bennett served as an independent director of our company during a portion of fiscal 2006 before his resignation in July 2006.
Our bylaws authorize our Board of Directors to appoint among its members one or more committees, each consisting of one or more directors. Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating Committee, each consisting entirely of independent directors.
Our Board of Directors has adopted charters for the Audit, Compensation, and Nominating Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted a Code of Business Conduct and Ethics, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website at www.konagrill.com, the charters of our Audit, Compensation, and Nominating Committees; our Code of Business Conduct and Ethics, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or NASDAQ regulations. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.
We regularly schedule executive sessions at which independent directors meet without the presence or participation of management.
Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Kona Grill, Inc. c/o any specified individual director or directors at the address listed herein. Any such letters are sent to the indicated directors.
The Audit Committee
The purpose of the Audit Committee is to oversee the financial and reporting processes of our company and the audits of the financial statements of our company and to provide assistance to our Board of Directors with respect to the oversight of the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor. The primary responsibilities of the Audit Committee are set forth in its charter. The Audit Committee also selects the independent auditor to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent auditor and our financial accounting staff; and reviews and approves transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Messrs. Bartholomay, Carlson, and Patterson, each of whom is an independent director of our company under the NASDAQ rules as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board of Directors has determined that each of Messrs. Bartholomay, Carlson, and Patterson (whose backgrounds are detailed above) qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Bartholomay serves as the Chairman of the Audit Committee.
The Nominating Committee
The purposes of the Nominating Committee include the selection or recommendation to the Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of the Board of Directors, the oversight of the evaluations of the Board of Directors and management, and the development and recommendation to the Board of Directors of a set of corporate governance principles applicable to our company. The Nominating Committee currently consists of Messrs. Winczewski, Bartholomay, Carlson, and Patterson, with Mr. Winczewski serving as Chairman.
The Nominating Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the names, biographical data, and qualifications of such persons are submitted in writing in a timely manner addressed and delivered to our company’s secretary at the address listed herein. The Nominating Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors. As discussed above, the members of the Nominating Committee are independent, as that term is defined by NASDAQ.
The Compensation Committee
The purpose of the Compensation Committee includes determining, or recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee currently consists of Messrs. Patterson, Bartholomay, and Winczewski, with Mr. Patterson serving as Chairman.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended December 31, 2006, our Compensation Committee consisted of Messrs. Patterson, Bartholomay, and Winczewski, all non-employee directors (as defined in Rule 16b-3 under the Securities Exchange Act). None of these committee members had any contractual or other relationships with our company during such fiscal year.
Board and Committee Meetings
Our Board of Directors held a total of five meetings during the fiscal year ended December 31, 2006. During the fiscal year ended December 31, 2006, the Audit Committee held five meetings, the Compensation Committee held three meetings, and the Nominating Committee held two meetings. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all Committees of our Board of Directors on which he was a member. We encourage each of our directors to attend our annual meeting of stockholders. Accordingly, and to the extent reasonably practicable, we regularly schedule a meeting of the Board of Directors on the same day as the annual meeting of stockholders. All of our directors, except for Mr. Bartholomay, attended our 2006 Annual Meeting of Stockholders on May 4, 2006.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Philosophy and Objectives
The executive compensation program of our company seeks to provide a level of compensation that is competitive with companies similar in both size and industry. The goals of our executive officer compensation program are to attract, retain, and reward executive officers who contribute to our success, to align executive officer compensation with our performance, and to motivate executive officers to achieve our business objectives. We compensate our senior management through a mix of base salary, bonus, and equity compensation designed to be competitive within our industry and to align management’s incentives with the long-term interests of our stockholders.
Setting Executive Compensation
Our compensation setting process consists of establishing targeted overall compensation for each executive officer and then allocating that compensation among base salary and incentive compensation. At the executive level, we design the incentive compensation to reward company-wide performance through tying awards primarily to specific operational and financial performance. The Compensation Committee evaluates both performance and compensation to ensure that we maintain the ability to attract and retain employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies.
The committee obtains the comparative data used to assess competitiveness from a variety of resources. The committee engaged Virchow Krause and Company LLP, an outside human resources consulting firm, to provide relevant market data, including base salary and incentive compensation, for similar sized restaurant companies in terms of market capitalization and revenue. The committee also utilized other industry compensation surveys and public company proxy statements filed with the United States Securities and Exchange Commission for similar sized companies in the restaurant industry to benchmark cash compensation and stock option awards. We compete with many restaurant companies for top executive-level talent. Actual total compensation levels may differ from competitive levels in surveyed companies as a result of annual and long-term performance of our company, as well as individual performance. The committee uses its discretion to determine or recommend executive compensation when, in its judgment, external, internal, or an individual’s circumstances warrant.
The responsibilities of the Compensation Committee include determining, or recommending to our Board of Directors for determination, the compensation of our executive officers and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee held three meetings during fiscal 2006. The committee reviews base salary levels for executive officers of our company at the beginning of each fiscal year and recommends actual bonuses at the end of each fiscal year based upon our company and individual performance.
Compensation Program
The primary components of the executive compensation program of our company consist of base salary, annual incentive bonuses, stock option grants, and executive health benefit and perquisite programs.
Base Salary
We provide executive officers with a level of base salary that recognizes appropriately each individual officer’s scope of responsibility, role in the organization, experience, and contributions to the success of our company. The Board of Directors reviews salaries recommended by the Compensation Committee. In formulating these recommendations, the committee considers the overall performance of our company, industry compensation benchmark data, and conducts an evaluation of individual officer performance. The committee makes, or recommends that the Board of Directors make, final determinations on any adjustments to the base salary for executive officers.

Management Bonus Program
Annual bonuses are intended to provide incentive compensation to key officers and employees who contribute substantially to the success of our company. The granting of such awards is based upon the achievement of our company’s performance objectives and pre-defined individual performance objectives. Company performance objectives are based upon achieving key financial and operational metrics that are established early in each fiscal year. Individual performance objectives are developed for senior level managers and key employees early in each fiscal year. Upon the close of each fiscal year, executive management and the committee conducts an assessment of individual performance achieved versus individual performance objectives. This assessment includes individual responsibility, performance, and compensation level. Simultaneously, the board conducts an assessment of our company’s overall performance, which includes the achievement of operating results and other performance criteria. The combination of these factors determines any incentive bonuses to be paid.
During January 2005, the committee approved a management bonus program pursuant to which our chief executive officer, chief operating officer, and chief financial officer are eligible to receive 50%, 40%, and 40% of his respective base salary upon successfully achieving certain specified goals.
Stock Option Grants
We grant stock options periodically to certain of our key employees to provide additional incentive to work to maximize long-term total return to stockholders. Stock option award levels are determined based on market data and vary among participants based on their positions within the company. Under our 2005 Plan, the Board of Directors or a committee appointed by the Board is specified to act as the plan administrator. The Board has authorized the Compensation Committee to make recommendations to the board regarding grants of options to executive officers of our company, and these recommendations are subject to ratification by the Board of Directors. In general, stock options are granted to employees at the onset of employment. In establishing award levels, the committee bases the number of stock option awards to be granted on the target percentage of ownership of the recipient, assuming full dilution of outstanding stock option awards. For executive officers, the committee considers the target percentage of ownership of executive officers in our peer group in setting award levels for our executive officers. If, in the opinion of the committee, the outstanding service of an existing employee merits an increase in the number of options held, the committee may elect to issue additional stock options to that employee. We do not have any program or plan to time option grants to our executives in coordination with the release of material non-public information.
Stock options are granted at the closing market price of our common stock on the date of grant. In certain limited circumstances, the committee may grant options to an executive at an exercise price in excess of the closing price of our common stock on the grant date. The committee has never granted options with an exercise price that is less than the closing price of our common stock on the grant date, nor has it granted options which are priced on a date other than the grant date. During May 2006, the Board of Directors awarded an option to purchase 100,000 shares of our common stock to Mr. Jundt as consideration for his service as our Interim President and Chief Executive Officer. These options vest and become exercisable in 25% increments on each of August 4, 2006, November 4, 2006, February 4, 2007, and May 4, 2007. In September 2006, upon Mr. Jundt entering into an employment agreement with our company, the committee awarded an option to purchase 100,000 shares of our common stock with an exercise price in excess of the fair market value on the date of grant. In addition, in December 2006, the committee granted an option to purchase 25,000 shares of our common stock to each of Messrs. Merritt and Robinow for their performance. The vesting period of option grants is determined at the time of option grant. The vesting period for the stock options granted in September 2006 and December 2006 was 25% vested on the date of grant and 25% vesting on each annual anniversary date thereafter.

Benefits
We provide various employee benefit programs to our executive officers, including medical, dental, life, and long-term disability insurance benefits. These benefits are generally available to all full-time salaried employees of our company. We also sponsor a tax-qualified 401(k) retirement savings plan pursuant to which eligible employees, including our named executive officers, are able to contribute the lesser of up to 50% of their annual salary or the limit prescribed by the Internal Revenue Service. We match 100% of the first 3% of salary contributed and 50% of the next 2% of salary contributed. All contributions to the 401(k) plan as well as any matching contributions are fully vested upon contribution. In addition, we sponsor an employee stock purchase plan pursuant to which eligible employees, including our named executive officers, are able to purchase our common stock at a five percent discount of the fair market value of our common stock on the last day of the applicable offering period. Eligible employees may purchase up to 15 percent of eligible earnings during each of the offering periods, subject to a maximum of $25,000 annually.
Compliance with Internal Revenue Code Section 162(m)
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid to each of any publicly held corporation’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. We currently intend to continue to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m).
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,
The Compensation Committee
W. Kirk Patterson, Chairman
Mark L. Bartholomay
Anthony L. Winczewski

SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation earned by each of our executive officers for the fiscal year ended December 31, 2006.

				Option	All Other
		Salary	Bonus	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($) (1)	($) (2)	($)
Marcus E. Jundt	2006	$114,800	$50,000	$475,250	—	$640,050
Chairman of the Board, President, and Chief Executive Officer (3)
Jason J. Merritt	2006	$262,500	$105,000	$40,875	—	$408,375
Executive Vice President and Chief Operating Officer
Mark S. Robinow	2006	$236,250	$94,500	$40,875	—	$371,625
Executive Vice President, Chief Financial Officer, and Secretary
C. Donald Dempsey	2006	$120,000	—	—	$246,400 (4)	$366,400
Former President and Chief Executive Officer (4)

(l)
The amounts reflect the dollar amount recognized for financial reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R of awards issued pursuant to the 2005 Stock Award Plan and includes amounts from awards granted in 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of this amount for the fiscal year ended December 31, 2006 are included in footnote 11 to our consolidated financial statements for the fiscal year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(2)
Certain executive officers also received certain perquisites, the value of which did not exceed $10,000, which primarily consists of 401(k) matching contributions and contributions to a health care savings account.

(3)
Mr. Jundt was appointed as our President and Chief Executive Officer effective July 7, 2006 and served as our Interim President and Chief Executive Officer from January 31, 2006 through July 6, 2006. The amount shown under “Salary” reflects a $7,500 per month salary effective May 2006 for duties performed as Interim President and Chief Executive Officer and a pro-rated portion of his $300,000 annual salary effective September 26, 2006 upon entering into an employment agreement with us. The amount shown under “Bonus” reflects a pro-rated portion of bonus paid to Mr. Jundt in his capacity as President and Chief Executive Officer.

(4)
Effective January 31, 2006, Mr. Dempsey resigned as our President and Chief Executive Officer and as a member of our Board of Directors, and entered into a separation agreement with us on January 31, 2006. Pursuant to the separation agreement, we agreed to pay Mr. Dempsey his base salary through April 30, 2006, and an aggregate amount of $360,000, to be paid in accordance with our ordinary payroll practices between May 1, 2006 and April 30, 2007. We also provide Mr. Dempsey and his eligible dependents medical insurance benefits for a period of up to 18 months after May 1, 2006 or until the date on which Mr. Dempsey obtains employment with a new employer that offers comparable medical coverage. Amounts paid pursuant to the separation agreement between our company and Mr. Dempsey is included in “All Other Compensation.”

GRANTS OF PLAN-BASED AWARDS
The following table sets forth certain information with respect to the options granted during or for the fiscal year ended December 31, 2006 to each of our executive officers.

		All Other Option	Exercise or	Grant Date
		Awards: Number	Base Price	Fair Value of
		of Securities	of Option	Stock and
	Grant	Underlying	Awards	Option Awards
Name	Date	Options (#)	($/sh)	($)
Marcus E. Jundt	05/04/06	100,000 (1)	$12.64	$456,000
	09/26/06	100,000	$16.40 (2)	$548,000
Jason J. Merritt	12/20/06	25,000	$19.14	$163,500
Mark S. Robinow	12/20/06	25,000	$19.14	$163,500
C. Donald Dempsey	—	—	—	—

(l)
These options were granted to Mr. Jundt as consideration for his service as our Interim President and Chief Executive Officer. One-fourth of such options vest and become exercisable on each of August 4, 2006, November 4, 2006, February 4, 2007, and May 4, 2007.

(2)
Upon his entering into an employment agreement with our company on September 26, 2006, Mr. Jundt received an option to purchase 100,000 shares of our common stock at an exercise price of $16.40 per share, which was equal to 110% of the closing price per share of our common stock on the date of grant. These options vest and become exercisable in 25% increments on September 26, 2006 and each annual anniversary date thereafter.

Employment Agreements
Marcus E. Jundt
Effective September 26, 2006, we entered into an employment agreement with Mr. Jundt to serve as our President and Chief Executive Officer. The agreement provides for Mr. Jundt to receive a base salary of $300,000 per annum, which is subject to review by the Board of Directors annually. In addition, Mr. Jundt received an option to purchase 100,000 shares of our common stock at an exercise price of $16.40 per share, which was equal to 110% of the closing price per share of our common stock on the date of grant.
Jason J. Merritt
Effective October 1, 2003, we entered into an employment agreement with Mr. Merritt to serve as our Chief Operating Officer. The agreement has an initial five-year term that expires October 1, 2008. The agreement provides for Mr. Merritt to receive an annual base salary of $175,000, which is to be reviewed annually by the Board and which increased to $250,000 effective October 1, 2004. Thereafter, Mr. Merritt’s base salary will not be reduced. During October 2003, we granted to Mr. Merritt 8,000 shares of our common stock and an option to purchase an additional 60,000 shares of our common stock at an exercise price per share of $6.00.
Mark S. Robinow
Effective October 15, 2004, we entered into an employment agreement with Mr. Robinow to serve as our Vice President and Chief Financial Officer. The agreement provides for Mr. Robinow to receive an annual base salary of $225,000, subject to review by the Board of Directors. During October 2004, we granted to Mr. Robinow options to purchase 71,089 shares of our common stock at an exercise price per share of $5.00. Mr. Robinow is entitled to receive all benefits, including health insurance, as offered to our other senior executive officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006
The following table includes certain information with respect to all options previously awarded to the executive officers named above as of December 31, 2006.

	Option Awards
				Option
	Number of Securities Underlying			Exercise
	Unexercised Options (#)			Price	Option
Name	Exercisable	Unexercisable		($)	Expiration Date
Marcus E. Jundt	25,000	75,000	(1)	$16.40	09/26/11
	50,000	50,000	(2)	$12.64	05/04/11
	60,000	—		$6.00	01/28/15
Jason J. Merritt	6,250	18,750	(1)	$19.14	12/20/11
	60,000	—		$6.00	10/01/13
	1,000	—		$7.50	12/12/12
	10,000	—		$7.50	03/15/10
	4,000	—		$5.00	09/01/09
Mark S. Robinow	6,250	18,750	(1)	$19.14	12/20/11
	71,089	—		$5.00	10/18/14
C. Donald Dempsey	—	—		—	—

(1)	One-fourth of the total number of options vest and become exercisable on the grant date, and one-fourth of such options vest and become exercisable on each annual anniversary date thereafter.

(2)	One-fourth of the total number of options granted vest and become exercisable on each of August 4, 2006, November 4, 2006, February 4, 2007, and May 4, 2007.
OPTIONS EXERCISES AND STOCK VESTED
The following table includes certain information with respect to the options exercised by the executive officers named above during the fiscal year ended December 31, 2006.

Option Awards
	Number of Shares	Value Realized
	Acquired on	on Exercise
Name	Exercise (#)	($)
Marcus E. Jundt	—	—
Jason J. Merritt	10,000	$117,946
Mark S. Robinow	—	—
C. Donald Dempsey	85,158	$817,521

Post-Employment Compensation
Pension Benefits and Nonqualified Deferred Compensation
We do not offer a pension plan for any of our employees. We do not offer a nonqualified deferred compensation plan for any of our employees. Employees meeting certain plan eligibility requirements may participate in the Kona Grill Employee Retirement Savings Plan.
Potential Payments Upon Termination or Change of Control
The tables below reflect the amount of compensation to each of the named executive officers of our company in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon voluntary termination, involuntary not for cause termination, for cause termination, termination following a change of control and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. Amounts related to stock options assume a price of $20.55, which was the closing price of our common stock as quoted on the NASDAQ Global Market on December 29, 2006, the last trading day of the fiscal year. The actual amounts to be paid out can only be determined at the time of such executive’s separation from our company.
Payments Made Upon Termination
Marcus E. Jundt
The employment agreement provides for Mr. Jundt to receive his earned but unpaid compensation and a pro rata portion of his bonus earned for the applicable fiscal year through the date of termination of his employment by reason of death. If employment is terminated by us for “cause,” or by Mr. Jundt without “good reason,” each as defined in the agreement, Mr. Jundt is entitled to his earned but unpaid compensation and any accrued and vested payments he is entitled to receive under our benefit plans. If we terminate the employment of Mr. Jundt by reason of disability, the agreement provides for the payment of earned but unpaid compensation, a pro rata portion of his bonus through the date of termination of employment, and any payments or benefits that Mr. Jundt is entitled to receive under our benefit plans. If we terminate Mr. Jundt’s employment without “cause,” or if he terminates his employment for “good reason,” as defined in the agreement, we will pay Mr. Jundt his earned but unpaid compensation and any payments or benefits he is entitled to receive under our benefit plans. In addition, we will continue to pay to Mr. Jundt his base salary for the 18-month period following the date of termination and a payment of 150% of the most recent incentive bonus actually paid. During the severance period, Mr. Jundt will be entitled to receive all medical and dental benefits otherwise available to him during his employment for a period of 18 months. If we terminate Mr. Jundt’s employment without cause or in the event of a change in control, any unvested stock options issued in connection with the employment agreement shall vest immediately and become exercisable.
The following table shows the potential payments upon termination or a change of control for Marcus E. Jundt, our Chief Executive Officer.

				Involuntary for
				Good Reason
		Involuntary Not		Termination
	Voluntary	For Cause	For Cause	(Change-in-
Executive Benefits and Payments	Termination on	Termination on	Termination on	Control) on	Disability on	Death on
Upon Separation	12/31/06	12/31/06	12/31/06	12/31/06	12/31/06	12/31/06
Compensation:
Bonus	—	$50,000	—	$50,000	$50,000	$50,000
Stock Options	—	$311,250	—	$311,250	—	—
Benefits and Perquisites:
Cash severance	—	$525,000	—	$525,000	—	—
Health and welfare benefits	—	$4,320	—	$4,320	—	—

Jason J. Merritt
The employment agreement provides for Mr. Merritt to receive his fixed compensation, accrued vacation, and a pro rata portion of his bonus earned for the applicable fiscal year through the date of termination of his employment by reason of death or as a result of termination of employment by us for “cause,” or by Mr. Merritt without “good reason,” each as defined in the agreement. If we terminate the employment of Mr. Merritt by reason of disability, the agreement provides for the payment of fixed compensation, accrued vacation, pro rata bonus through the date of termination of employment, as well as a severance payment equal to nine months’ of Mr. Merritt’s base salary then in effect. If we terminate Mr. Merritt’s employment without “cause,” if we do not renew the agreement at the end of any term, or if he terminates his employment for “good reason,” as defined in the agreement, we will pay Mr. Merritt his fixed compensation, accrued vacation, pro rata bonus through the date of termination, and we will continue to pay to Mr. Merritt his base salary during the 12-month period following the date of termination. In addition, during the severance period, Mr. Merritt will be entitled to receive all medical, dental, life insurance, and other benefits otherwise available to him during his employment. If we terminate Mr. Merritt’s employment without cause, any stock options held by Mr. Merritt will continue to vest through the end of the severance period.
In the event of a “change of control” of our company, as defined in the agreement, the successor to our business will be required to notify us or Mr. Merritt within five days prior to the effective date of the “change of control” whether or not the successor will assume and agree to perform our obligations under the agreement. In the event that such successor does not so notify us or Mr. Merritt, the change of control will be deemed a termination of Mr. Merritt’s employment under the agreement without “cause,” and the severance provisions described above will apply. In the event the successor company agrees to assume the employment agreement, then Mr. Merritt may terminate his employment by providing 30 days’ written notice at any time following the one-year anniversary of the effective date of the change of control. Upon such termination following the one-year anniversary of the change of control, Mr. Merritt will be entitled to receive the severance benefits described above as if his employment was terminated by us without “cause.”
The following table shows the potential payments upon termination or a change of control for Jason J. Merritt, our Chief Operating Officer.

				Involuntary for
		Involuntary Not		Good Reason
	Voluntary	For Cause	For Cause	Termination
Executive Benefits and	Termination on	Termination	Termination on	(Change-in-Control)	Disability on	Death on
Payments Upon Separation	12/31/06	on 12/31/06	12/31/06	on 12/31/06	12/31/06	12/31/06
Compensation:
Bonus	—	$105,000	$105,000	$105,000	$105,000	$105,000
Stock Options	—	$8,813	—	$8,813	—	—
Benefits and Perquisites:
Cash severance	—	$262,500	—	$262,500	$196,875	—
Health and welfare benefits	—	$2,880	—	$2,880	—	—
Mark S. Robinow
If we terminate Mr. Robinow’s employment without cause, or if he terminates his employment for good reason, we will pay Mr. Robinow his fixed compensation and pro rata bonus through the date of termination of his employment, as well as a severance payment equal to 12 months’ of Mr. Robinow’s base salary then in effect, in addition, the stock options that would have vested during the year in which such termination without cause occurs will vest and become exercisable. If we terminate Mr. Robinow’s employment with cause, Mr. Robinow will receive his fixed compensation through the date of termination.

The following table shows the potential payments upon termination or a change of control for Mark S. Robinow, our Chief Financial Officer.

				Involuntary for
				Good Reason
		Involuntary Not		Termination
	Voluntary	For Cause	For Cause	(Change-in-
Executive Benefits and Payments	Termination on	Termination on	Termination on	Control) on	Disability on	Death on
Upon Separation	12/31/06	12/31/06	12/31/06	12/31/06	12/31/06	12/31/06
Compensation:
Bonus	—	$94,500	—	$94,500	—	—
Stock Options	—	$8,813	—	$8,813	—	—
Benefits and Perquisites:
Cash severance	—	$236,250	—	$236,250	—	—
Health and welfare benefits	—	—	—	—	—	—
Director Compensation
We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, we consider the amount of time that directors spend fulfilling their duties as a director, including committee assignments.
Cash Compensation Paid to Board Members
During the fiscal year ended December 31, 2006, each non-employee director of our company received a cash retainer of $10,000 and the Chairman of the Audit Committee received an additional cash retainer of $5,000. During 2007, the Board of Directors revised the cash and stock-based compensation components paid to each non-employee director based upon benchmark cash and stock-based compensation for similar size public companies in our industry. Non-employee directors receive an annual cash retainer of $15,000, and the Chairman of the Audit Committee receives an additional annual cash retainer of $5,000. Members of the Audit and Compensation Committees each receive an annual cash retainer of $3,000 for each committee on which they serve during the year. We also reimburse each non-employee director for travel and related expenses incurred in connection with attendance at board and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director.
Stock-Based Compensation
Non-employee directors also are eligible to receive grants of stock options or awards pursuant to the discretion of the Compensation Committee or the entire Board of Directors. For the fiscal year ended December 31, 2006, each non-employee director was granted an option to purchase 10,000 shares of our common stock at an exercise price equal to the fair market value of our company’s common stock on the date of grant and the Chairman of the Audit Committee was granted an additional option to purchase 5,000 shares of our common stock. As noted above, during 2007, the Board of Directors revised the stock-based compensation component paid to each non-employee director. Upon joining the Board of Directors, each new non-employee director is granted an option to purchase 10,000 shares of common stock at a price equal to the fair market value on the date of such member’s first board meeting. These option awards vest immediately. Each subsequent year, non-employee directors receive an annual stock option grant to purchase 3,000 shares of our common stock that vest 25% each quarter over a period of one year, while new non-employee directors receive a pro-rata portion of the annual stock option grant in their first full year of service. These grants are made annually at the first meeting of the Board of Directors each calendar year.

DIRECTOR COMPENSATION TABLE
The table below summarizes the compensation paid by us to non-employee directors for the fiscal year ended December 31, 2006.

	Fees Earned or
	Paid in Cash	Option Awards
Name (1)	($)	($) (2)	Total ($)
Mark L. Bartholomay (3)	$12,500	$37,200	$49,700
Kent D. Carlson (4)	2,500	50,300	52,800
Richard J. Hauser	10,000	37,200	47,200
Douglas G. Hipskind	10,000	37,200	47,200
W. Kirk Patterson	10,000	38,900	48,900
Anthony L. Winczewski	10,000	38,900	48,900
Frank B. Bennett (5)	7,500	58,350	65,850

(1)
Mr. Marcus E. Jundt, our Chairman of the Board, President and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his services as a director. The compensation received by Mr. Jundt as an employee of our company is shown in the Summary Compensation Table on page 9.

(2)
Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123R. As of December 31, 2006, each director has the following number of options outstanding: Mark L. Bartholomay (10,000); Kent D. Carlson (10,000); Richard J. Hauser (14,800); Douglas G. Hipskind (18,000); W. Kirk Patterson (16,400); and Anthony L. Winczewski (14,800).

(3)	Mr. Bartholomay was appointed Chairman of the Audit Committee during July 2006.

(4)	Mr. Carlson joined the Board of Directors during August 2006.

(5)	Mr. Bennett resigned from the Board of Directors during July 2006.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our stock option plans and under our Employee Stock Purchase Plan as of December 31, 2006.

(c) Number of
Securities Remaining
Available for Future
	(a) Number of Securities to	(b) Weighted Average	Issuance Under Equity
	be Issued Upon Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants, and Rights	Warrants, and Rights	Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	631,589	$10.65	304,874
Equity Compensation Plans Not Approved by Stockholders	—	$—	—

Total	631,589	$10.65	304,874

2002 Stock Plan
During November 2002, our Board of Directors adopted and the stockholders approved the Kona Grill, Inc. 2002 Stock Plan. During January 2005, our Board of Directors adopted, and our stockholders approved, an amendment to the 2002 Plan. The 2002 Plan provides for the grant of incentive and nonqualified stock options to acquire our common stock, the direct grant of common stock or restricted stock units, the grant of stock appreciation rights, or SARs, and the grant of other cash awards to key personnel, directors, advisors, consultants, and others providing valuable services to our company. The purpose of the 2002 Plan is to promote the interests of our company and our stockholders by providing such individuals with an opportunity to acquire a proprietary interest in our company and receive competitive performance-related incentives so as to develop a stronger incentive to put forth maximum effort for the continued success and growth of our company. We believe that the 2002 Plan represents an important factor in attracting and retaining qualified personnel. Upon approval by our stockholders of our 2005 Plan described below, we discontinued grants of awards under our 2002 Plan.
Awards or portions of awards that terminate, expire, or are otherwise forfeited will again be available for further awards under the 2005 Plan. As of December 31, 2006, options to purchase 254,589 shares of common stock were outstanding under the 2002 Plan, 135,726 shares of common stock had been issued upon exercise of options granted under the 2002 Plan, and there were no shares of common stock remaining available for grant under the 2002 Plan.
The power to administer the 2002 Plan rests exclusively with our Board of Directors or a committee consisting of two or more non-employee directors who are appointed by the Board of Directors. The committee has the power to determine the timing and recipients of awards, the form and amount of each award, and the terms and conditions for the grant or exercise. The committee may delegate its authority under the 2002 Plan to one or more officers of our company for purposes of granting and administering awards to persons other than executive officers. The Board of Directors determines the granting of awards, and the terms, conditions, and eligibility of such awards with respect to non-employee directors.
In the event of a fundamental change of our company, which means a merger or consolidation of our company with or into any other corporation, regardless of whether our company is the surviving corporation, a sale of substantially all of the assets of our company, a statutory share exchange involving our capital stock, or a dissolution or liquidation of our company, the committee may make appropriate provision for the protection of the outstanding options and SARs by substitution of options, SARs, and appropriate voting common stock of the corporation surviving any merger or consolidation in lieu of options, SARs, and capital stock of our company. At least 30 days prior to the occurrence of the fundamental change, our Board of Directors will declare and notify each holder of an option or SAR whether each option or SAR will be cancelled at the time of or immediately prior to the fundamental change in exchange for an equivalent cash payment. At such time, each option and SAR will become immediately exercisable in full and each person holding an option or SAR will have the right to exercise the option or SAR in whole or in part. If declared, each unexercised option or SAR remaining outstanding prior to the fundamental change will be cancelled.

The 2002 Plan will remain in effect until all shares subject to it are distributed, or until all awards have expired or lapsed, or until otherwise terminated by our Board of Directors. The plan is not intended to be the exclusive means by which we may issue options or warrants to acquire our common stock, stock awards, or any other type of award. To the extent permitted by applicable law and NASDAQ requirements, we may issue any other options, warrants, or awards other than pursuant to the 2002 Plan with or without stockholder approval.
2005 Stock Award Plan
During June 2005, our Board of Directors adopted our 2005 Stock Award Plan, or 2005 Plan, and the 2005 Plan was approved by our stockholders during July 2005. As of December 31, 2006, there were 377,000 options outstanding under the 2005 Plan, 15,250 shares of common stock issued upon exercise of awards granted under these plans, and 117,435 shares remaining available for grant.
Background and Purpose
The terms of the plan provide for grants of stock options, stock appreciation rights, restricted stock, deferred stock, bonus stock, dividend equivalents, other stock related awards and performance awards that may be settled in cash, stock, or other property.
The purpose of the 2005 Plan is to assist us in attracting, motivating, retaining, and rewarding high-quality executives and other employees, officers, directors, and consultants by enabling such persons to acquire or increase a proprietary interest in our company in order to strengthen the mutuality of interests between such persons and our stockholders, and providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value.
General Terms of the 2005 Plan; Shares Available for Issuance
The 2005 Plan provides for the granting of awards in the form of incentive stock options, nonqualified stock options, stock appreciation rights, shares of restricted common stock, bonus stock in lieu of obligations, or other stock-based awards to employees, directors, and independent contractors who provide valuable services to our company. The total number of shares of our common stock that may be subject to awards under the 2005 Plan is equal to 250,000 shares, plus (i) the number of shares with respect to which awards previously granted under the 2002 Plan that terminate without the issuance of the shares or where the shares are forfeited or repurchased; (ii) any shares available for grant in the share reserve of the 2002 Plan as of July 18, 2005, the date the 2005 Plan was approved by the stockholders; (iii) with respect to awards granted under the plans, the number of shares which are not issued as a result of the award being settled for cash or otherwise not issued in connection with the exercise or payment of the award; and (iv) the number of shares that are surrendered or withheld in payment of the exercise price of any award or any tax withholding requirements in connection with any award granted under the existing plans. If any award previously granted under the 2005 Plan is forfeited, terminated, canceled, surrendered, does not vest, or expires without having been exercised in full, stock not issued under such award will again be available for grant for purposes of the 2005 Plan. If any change is made in the stock subject to the 2005 Plan, or subject to any award granted under the 2005 Plan (through consolidation, spin-off, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, or otherwise), the 2005 Plan provides that appropriate adjustments will be made as to the aggregate number and type of shares available for awards, the maximum number and type of shares that may be subject to awards to any individual, the number and type of shares covered by each outstanding award, the exercise price grant price, or purchase price relating to any award, and any other aspect of any award that the Board of Directors or Compensation Committee determines appropriate.
The 2005 Plan provides that it is not intended to be the exclusive means by which we may issue options to acquire our common stock or any other type of award. To the extent permitted by applicable law and the rules and regulations of the NASDAQ Global Market, we may issue other options, warrants, or awards other than pursuant to the 2005 Plan without stockholder approval.

Limitations on Awards
In the event that a dividend or other distribution (whether in cash, shares of our common stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event affects our common stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants, the plan administrator is authorized to substitute, exchange, or adjust any or all of (1) the number and kind of shares that may be delivered under the plan, (2) the per person limitations described in the preceding paragraph, and (3) all outstanding awards, including adjustments to exercise prices of options and other affected terms of awards. The plan administrator is authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations, or accounting principles.
Eligibility
The persons eligible to receive awards under the plan consist of directors, officers, employees, and independent contractors of our company and those of our affiliates. However, incentive stock options may be granted under the plan only to our employees, including officers, and those of our affiliates. An employee on leave of absence may be considered as still in our employ or in the employ of an affiliate for purposes of eligibility under the plan.
Administration
Our Board of Directors is responsible for the administration of the plan and has delegated certain administrative responsibilities of the plan to the Compensation Committee. The Board of Directors administers the plan with respect to our senior officers. Together, our Board of Directors and the Compensation Committee are referred to as the plan administrator. The Compensation Committee members must be “non-employee directors” as defined by Rule 16b-3 of the Securities Exchange Act, “outside directors” for purposes of Section 162(m), and independent as defined by Nasdaq or any other national securities exchange on which any of our securities may be listed for trading in the future. Subject to the terms of the plan, the plan administrator is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or may be settled (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the plan, and make all other determinations that may be necessary or advisable for the administration of the plan.
Stock Options and Stock Appreciation Rights
The plan administrator is authorized to grant stock options, including both incentive stock options, which we refer to as ISOs, and nonqualified stock options. In addition, the plan administrator is authorized to grant stock appreciation rights, which entitle the participant to receive the appreciation in our common stock between the grant date and the exercise date of a stock appreciation right. The plan administrator determines the exercise price per share subject to an option and the grant price of a stock appreciation right. However, the per share exercise price of an ISO and the per share grant price of a stock appreciation right must not be less than the fair market value of a share of our common stock on the grant date and the per share exercise price of an ISO must not be less than 100% of the fair market value of a share of our common stock on the grant date. The plan administrator generally will fix the maximum term of each option or stock appreciation right, the times at which each stock option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised stock options or stock appreciation rights on or following termination of employment or service, except that no stock option or stock appreciation right may have a term exceeding 10 years. Stock options may be exercised by payment of the exercise price in cash, shares that have been held for at least six months (or that the plan administrator otherwise determines will not cause us a financial accounting charge), and outstanding awards or other property having a fair market value equal to the exercise price, as the plan administrator may determine from time to time. The plan administrator determines methods of exercise and settlement and other terms of the stock appreciation rights. Stock appreciation rights under the plan may include “limited stock appreciation rights” exercisable for a stated period of time after we experience a change in control or upon the occurrence of some other event specified by the plan administrator, as discussed below.

Restricted and Deferred Stock
The plan administrator is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of our common stock, which may not be sold or disposed of and which may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the plan administrator. A participant granted restricted stock generally has all of the rights of one of our stockholders, unless otherwise determined by the plan administrator. An award of deferred stock confers upon a participant the right to receive shares of our common stock at the end of a specified deferral period, and may be subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of a specified restricted period. Prior to settlement, an award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.
Dividend Equivalents
The plan administrator is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of our common stock, other awards, or other property equal in value to dividends paid on a specific number of shares of our common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of our common stock, awards, or otherwise as specified by the plan administrator.
Bonus Stock and Awards in Lieu of Cash Obligations
The plan administrator is authorized to grant shares of our common stock as a bonus free of restrictions for services performed for us or to grant shares of our common stock or other awards in lieu of our obligations to pay cash under the plan or other plans or compensatory arrangements, subject to such terms as the plan administrator may specify.
Federal Income Tax Consequences of Awards
The information set forth below is a summary only and does not purport to be complete. In addition, the information is based upon current federal income tax rules, and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The plan is not qualified under the provisions of Section 401 (a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.
Nonqualified Stock Options
Generally, there is no taxation upon the grant of a nonqualified stock option. On exercise, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionee is our employee or an employee of an affiliate, that income will be subject to withholding tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionee’s capital gain holding period for those shares will begin on that date.
Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee.
Incentive Stock Options
The plan provides for the grant of stock options that qualify as “incentive stock options,” which we refer to as ISOs, as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.
For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition will be included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.
We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.
Stock Awards
Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.
The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.
Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights
We may grant stock appreciation rights separate from any other award, which we refer to as stand-alone stock appreciation rights, or in tandem with options, which we refer to as tandem stock appreciation rights, under the plan.
With respect to stand-alone stock appreciation rights, if the recipient receives the appreciation inherent in the stock appreciation rights in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the stock appreciation rights in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.
With respect to tandem stock appreciation rights, if the recipient elects to surrender the underlying option in exchange for cash or shares of stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the stand-alone stock appreciation rights, if the recipient elects to exercise the underlying option, the recipient will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above).
Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.
Dividend Equivalents
Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value dividend equivalent award received. Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the dividend equivalent.
Section 162 Limitations
Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to stock awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. For purposes of Section 162(m), the term “covered employee” means our Chief Executive Officer and our four highest compensated officers as of the end of a taxable year as disclosed in our filings with the SEC.
Certain kinds of compensation, including qualified “performance-based” compensation, are disregarded for purposes of the Section 162 (m) deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to certain stock awards will qualify as performance-based compensation if the award is granted by a committee of the Board of Directors consisting solely of “outside directors” and the stock award is granted (or exercisable) only upon the achievement (as certified in writing by the committee) of an objective performance goal established in writing by the committee while the outcome is substantially uncertain, and the material terms of the plan under which the award is granted is approved by stockholders. A stock option or stock appreciation right may be considered “performance-based” compensation as described in the previous sentence or by meeting the following requirements: the incentive compensation plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period, the material terms of the plan are approved by the stockholders, and the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

The regulations under Section 162(m) require that the directors who serve as members of the committee must be “outside directors.” The plan provides that directors serving on the committee must be “outside directors” within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) our current employees or those of one of our affiliates, (ii) our former employees or those of one of our affiliates who receive compensation for past services (other than benefits under a tax-qualified pension plan), (iii) our current and former officers or those of one of our affiliates, (iv) directors currently receiving direct or indirect remuneration from us or one of our affiliates in any capacity other than as a director, and (v) any other person who is not otherwise considered an “outside director” for purposes of Section 162(m). The definition of an “outside director” under Section 162(m) is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Exchange Act.
2005 Employee Stock Purchase Plan
We adopted our 2005 Employee Stock Purchase Plan, or ESPP, during June 2005 and our stockholders approved the ESPP during July 2005.
Principal Reasons for the Plan; General Terms
The purpose of the ESPP is to provide a means by which our employees may be given an opportunity to purchase shares of common stock through payroll deductions, to assist us in retaining the services of our employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for our success.
The rights to purchase common stock granted under the ESPP are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended, or the Code.
We have reserved for issuance 210,596 shares of common stock under the ESPP. Many of our approximately 1,800 employees are eligible to participate in the ESPP, as described below. As of December 31, 2006, there were 23,157 shares of common stock issued under the ESPP and 187,439 shares remaining available for issuance.
Administration
Our Board of Directors administers the ESPP and has the final power to construe and interpret both the ESPP and the rights granted under it. Our Board of Directors has the power, subject to the provisions of the ESPP, to determine when and how rights to purchase common stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of our company will be eligible to participate in the ESPP.
The Board has the power to delegate administration of the ESPP to a committee composed of not fewer than one member of the Board of Directors, which we expect to be the Compensation Committee. As used herein with respect to the ESPP, the “Board” refers to any committee the Board of Directors appoints or to the Board of Directors.
Stock Subject to ESPP
Originally, an aggregate of 125,000 shares of common stock was reserved for issuance under the ESPP, subject to annual increases equal to the lesser of (a) 1.5% of the shares of our common stock outstanding on the first day of the fiscal year, or (b) 100,000 shares of common stock. As a result, as of January 1, 2007, an aggregate of 298,310 shares of common stock were reserved for issuance under the ESPP. If rights granted under the ESPP expire, lapse, or otherwise terminate without being exercised, the shares of common stock not purchased under such rights again become available for issuance under the ESPP.
Offerings
The ESPP is implemented by offerings of rights to all eligible employees from time to time by the Board. The maximum length for an offering under the plan is 27 months. A participant with more than one purchase right outstanding will be deemed to fully exercise the purchase right with a lower exercise price (or an earlier-granted date if the rights have the same exercise price), unless otherwise indicated by the participant.

Eligibility
Any person who is customarily employed by us at least 20 hours per week and five months per calendar year on the first day of an offering is eligible to participate in that offering, provided such person has been employed by us for a period determined by the Board, such period not to exceed two years. Officers of our company may be eligible to participate in the ESPP, however, the Board may provide that “highly compensated” employees are not eligible to participate in the ESPP.
However, no employee is eligible to participate in the ESPP if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock representing 5% or more of the total combined voting power or value of all classes of stock of our company (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may purchase shares of our common stock worth more than $25,000 (determined as the fair market value of the shares at the time such rights are granted) under all of our employee stock purchase plans in any calendar year. The ESPP is the only employee stock purchase plan adopted by the Board.
Participation in the Plan
Eligible employees enroll in the ESPP by delivering to us, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions during the offering, not to exceed fifteen percent (15%) of such employees’ eligible earnings during the offering period.
Purchase Price
The purchase price per share at which shares of common stock are sold in an offering under the ESPP will not be less than 95% of the fair market value of one share of common stock on the last day of the applicable offering period.
Payment of Purchase Price; Payroll Deductions
The purchase price of the shares is accumulated by payroll deductions during the offering period. At any time during the offering, a participant may reduce, increase, or terminate his or her payroll deductions as the Board provides in the offering. All payroll deductions made for a participant are credited to his or her account under the ESPP and deposited with the general funds of our company. To the extent specifically provided in the offering, a participant may make additional payments into such account.
Purchase of Stock
By executing an agreement to participate in the ESPP, the employee is entitled to purchase shares under the ESPP. In connection with offerings made under the ESPP, the Board specifies a maximum number of shares of common stock an employee may be granted the right to purchase and the maximum aggregate number of shares of common stock that may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of common stock available, the Board would make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee’s participation is discontinued, his or her right to purchase shares is exercised automatically on each purchase date during an offering at the applicable price.
Withdrawal
While each participant in the ESPP is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to us a notice of withdrawal from the ESPP.

Upon any withdrawal from an offering by the employee, we will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of common stock on the employee’s behalf during such offering, and such employee’s interest in the offering will be automatically terminated. The employee is not entitled to again participate in that offering. However, an employee’s withdrawal from an offering will not have any effect upon such employee’s eligibility to participate in subsequent offerings under the ESPP.
Termination of Employment or other Lack of Eligibility
Rights granted pursuant to any offering under the ESPP terminate immediately upon cessation of an employee’s employment for any reason or no reason (subject to any post-employment participation period required by law) or other lack of eligibility for any reason, and we will distribute to such employee all of his or her accumulated payroll deductions, without interest, less any accumulated deductions previously applied to the purchase of shares of common stock on the employee’s behalf during such offering.
Restrictions on Transfer
Rights granted under the ESPP are not transferable and may be exercised only by the person to whom such rights are granted.
Adjustment Provisions
Transactions not involving receipt of consideration by us, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the type, class, and number of shares of common stock subject to the ESPP and to outstanding purchase rights. In that event, the ESPP will be appropriately adjusted in the type, class, and maximum number of shares subject to the ESPP and the outstanding purchase rights granted under the ESPP will be appropriately adjusted in the type, class, number of shares, and purchase limits of such purchase rights.
Effect of Certain Corporate Transactions
In the event of (i) the sale, lease, license, or other disposition of all or substantially all of our consolidated assets, (ii) the sale or other disposition of at least ninety percent (90%) of our outstanding securities, or (iii) certain specified types of merger, consolidation, or similar transactions (collectively, “corporate transaction”), any surviving or acquiring corporation may continue or assume rights outstanding under the ESPP or may substitute similar rights. If any surviving or acquiring corporation does not assume such rights or substitute similar rights, then the participants’ accumulated payroll deductions will be used to purchase shares of common stock within twenty (20) business days prior to the corporate transaction under the ongoing offering and the participants’ rights under the ongoing offering will terminate immediately after such purchase.
Duration, Amendment, and Termination
The Board may suspend or terminate the ESPP at any time. Unless terminated earlier, the ESPP will terminate at that time that all of the shares of common stock reserved for issuance under the ESPP, as increased or adjusted from time to time, have been issued under the terms of the ESPP.
The Board may amend the ESPP at any time. Any amendment of the ESPP, except amendments relating solely to (i) benefit the administration of the ESPP, (ii) take account of a change in legislation, or (iii) exchange control or regulatory treatment for participants or us, must be approved by the stockholders after its adoption by the Board if the amendment is necessary for the ESPP to satisfy Sections 423 of the Code or other applicable laws and regulations.
Rights granted before amendment or termination of the ESPP will not be altered or impaired by any amendment or termination of the ESPP, except (i) with consent of the employee to whom such rights were granted; or (ii) as necessary to comply with any laws or governmental regulations (including, without limitation the provisions of the Code and the regulations thereunder relating to employee stock purchase plans).

Federal Income Tax Information
Rights granted under the ESPP are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.
A participant will be taxed on amounts withheld for the purchase of shares of common stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.
If the stock is disposed of more than two years after the beginning of the offering period and more than one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price, or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. At present, such capital gains generally are subject to lower tax rates than ordinary income.
If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.
There are no federal income tax consequences to us by reason of the grant or exercise of rights under the ESPP. We are entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).
REPORT OF THE AUDIT COMMITTEE
Our Board of Directors has appointed an Audit Committee, consisting of three directors. All of the members of the committee are “independent” of our company and management, as independence is defined in applicable rules of NASDAQ and the SEC.
The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of the Board of Directors.
Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.
In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements with management and the independent auditor. The committee discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, “Communication with Audit Committees,” as amended by SAS 89 and SAS 90, and Rule 2-07, “Communication with Audit Committees,” of Regulation S-X. This included a discussion of the auditor’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by Independence Standards Board Standard No. 1. The committee also discussed with the independent auditor the auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor.

The committee discussed with the independent auditor the overall scope and plans for its audit. The committee met with the independent auditor, with and without management present, to discuss the results of the examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held five meetings during the fiscal year ended December 31, 2006.
Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.
Our Board of Directors has adopted a written charter for the Audit Committee that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of NASDAQ. A copy of the Audit Committee charter is included on our website at www.konagrill.com.
The report has been furnished by the Audit Committee of the Board of Directors.
Mark L. Bartholomay, Chairman
Kent D. Carlson
W. Kirk Patterson
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10 percent of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.
Based solely upon our review of the copies of such forms received by us during the fiscal year ended December 31, 2006, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10 percent of our common stock complied with all Section 16(a) filing requirements during such fiscal year, except for Mr. Bartholomay, who filed a late Form 3 upon appointment as a director, Mr. Hauser, who filed one late Form 4 relating to the purchase of common stock and Messrs. Patterson, Bennett, and Winczewski who each filed one late Form 4 relating to the grant of stock options.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We recognize that transactions between us and any of our directors or executives can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our company and stockholders. Therefore, as a general matter and in accordance with our Code of Business Conduct and Ethics, it is our preference to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of our company. Therefore, we intend to adopt a policy which requires our Audit Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the committee will review any transaction in which we are or will be a participant and the amount involved exceeds $120,000, and in which any of our directors or executives had, has or will have a direct or indirect material interest. After its review the committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of our company and our stockholders, as the committee determines in good faith.
During fiscal 2006, we did not enter into, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000, and in which any director, executive officer, or holder of more than 5% of any class of voting securities of our company and members of such person’s family had or will have a direct or indirect material interest.

PERFORMANCE GRAPH
The following line graph compares cumulative total stockholder returns for the period from August 16, 2005 through December 31, 2006 for (1) our common stock; (2) the NASDAQ Composite (U.S.) Index; and (3) a restaurant peer group. We do not believe that an index exists with companies comparable to those of our company. We have therefore elected to include a peer group consisting of P.F. Chang’s China Bistro, Inc.; Cheesecake Factory Incorporated; McCormick & Schmick’s Seafood Restaurants, Inc.; Benihana, Inc.; BJ’s Restaurants, Inc.; Granite City Food & Brewery Ltd.; and J. Alexander’s Corporation. The graph assumes an investment of $100 on August 16, 2005, which was the first day on which our stock was listed on the NASDAQ Global Market. The calculations of cumulative stockholder return for the NASDAQ Composite (U.S.) Index and the restaurant peer group include reinvestment of dividends, but the calculation of cumulative stockholder return on our common stock does not include reinvestment of dividends because we did not pay any dividends during the measurement period. The performance shown is not necessarily indicative of future performance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common stock on March 16, 2007, except as indicated, by (1) each director and each named executive officer of our company, (2) all directors and executive officers of our company as a group, and (3) each person known by us to own more than 5% of our common stock.

	Shares
	Beneficially
Name of Beneficial Owner	Owned (1)	Percent (2)
Directors and Executive Officers:
Marcus E. Jundt (3)	1,136,531	18.2%
Jason J. Merritt (4)	107,426	1.8%
Mark S. Robinow (5)	80,919	1.4%
Mark L. Bartholomay (6)	10,750	*
Kent D. Carlson (7)	10,187	*
Richard J. Hauser (8)	589,922	9.7%
Douglas G. Hipskind (9)	18,750	*
W. Kirk Patterson (10)	17,150	*
Anthony L. Winczewski (11)	15,550	*
All directors and executive officers as a group (9 persons)	1,587,185	24.4%
5% Stockholders:
William Blair & Company, L.L.C. (12)	855,378	14.6%
Kona MN, LLC (13)	400,000	6.6%
Cortina Asset Management, LLC (14)	364,468	6.2%
James R. Jundt (15)	303,333	5.2%

*	Less than one percent.

(1)
Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property law. Except as otherwise indicated, each person may be reached as follows: c/o Kona Grill, Inc., 7150 East Camelback Road, Suite 220, Scottsdale, Arizona 85251.

(2)
The percentages shown are calculated based on 5,860,710 shares of common stock outstanding on March 16, 2007. The numbers and percentages shown include the shares of common stock actually owned as of March 16, 2007 and the shares of common stock that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of March 16, 2007 upon the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person or group.

(3)
Mr. Marcus E. Jundt is the son of Mr. James R. Jundt. The number of shares of common stock beneficially owned by Mr. Jundt includes (a) 10,800 shares held in trust by his children, of which Mr. Marcus Jundt is not a trustee; (b) 200,000 shares of common stock beneficially owned by Kona MN, LLC, of which Mr. Marcus Jundt is a control person; (c) 200,000 shares of common stock issuable upon exercise of outstanding warrants held by Kona MN, LLC; and (d) 185,000 shares of common stock issuable upon exercise of vested stock options. Of such shares, 540,731 shares have been pledged by Mr. Jundt as security for a loan and 200,000 shares have been pledged by Kona MN, LLC as security for a loan. The number of shares of common stock beneficially owned by Mr. Jundt does not include 303,333 shares held by Mr. James R. Jundt. All shares of common stock held by Kona MN, LLC are included in the beneficial ownership for both Messrs. Jundt and Hauser.

(4)	Includes 81,250 shares of common stock issuable upon exercise of vested stock options.

(5)	Includes 77,339 shares of common stock issuable upon exercise of vested stock options.

(6)	Includes 10,750 shares of common stock issuable upon exercise of vested stock options.

(7)	Includes 10,187 shares of common stock issuable upon exercise of vested stock options.

(8)
Mr. Hauser is a control person of Kona MN, LLC. The number of shares of common stock beneficially owned by Mr. Hauser includes (a) 172,666 shares of common stock held by his spouse; (b) 200,000 shares of common stock held by Kona MN, LLC; (c) 200,000 shares of common stock issuable upon exercise of outstanding warrants held by Kona MN, LLC; and (d) 15,550 shares of common stock issuable upon exercise of vested stock options. Of such shares, 200,000 shares have been pledged by Kona MN, LLC as security for a loan. All shares of common stock held by Kona MN, LLC are included in the beneficial ownership for both Messrs. Jundt and Hauser.

(9)	Includes 18,750 shares of common stock issuable upon exercise of vested stock options.

(10)	Includes 17,150 shares of common stock issuable upon exercise of vested stock options.

(11)	Includes 15,550 shares of common stock issuable upon exercise of vested stock options.

(12)
Based on the statement on Schedule 13G filed with the Securities and Exchange Commission on January 17, 2007, William Blair & Company, L.L.C. has sole voting and dispositive power over 855,378 shares of common stock. The address of William Blair & Company, L.L.C. is 222 W. Adams Street, Chicago, IL 60606.

(13)
Includes 200,000 shares of common stock and 200,000 shares of common stock issuable upon exercise of outstanding warrants. Of such shares, 200,000 shares have been pledged by Kona MN, LLC as security for a loan. Mr. Jundt and Mr. Hauser are both control persons of Kona MN, LLC and all shares of common stock held by Kona MN, LLC are included in the beneficial ownership for both Messrs. Jundt and Hauser.

(14)
Based on the statement on Schedule 13G filed with the Securities and Exchange Commission on February 15, 2007, Cortina Asset Management LLC has sole voting power over 198,778 shares of common stock and sole dispositive power over 364,468 shares of common stock. The address of Cortina Asset Management, LLC is 330 East Kilbourn Avenue, Suite 850, Milwaukee, Wisconsin 53202.

(15)	Mr. James Jundt is the father of Mr. Marcus Jundt and has sole voting and dispositive power over all such shares.

PROPOSAL TO AMEND THE 2005 STOCK AWARD PLAN
Our Board of Directors has approved a proposal to amend the 2005 Plan, subject to approval by our stockholders, to increase the maximum number of shares of our common stock available for issuance in connection with awards under the 2005 Plan by 175,000 shares, and to require stockholder approval related to actions that may be considered option repricing. Our Board of Directors recommends a vote “for” the proposed amendments to the Plan. The full text of the proposed amendments to the 2005 Plan is attached as Appendix A to this proxy statement. The amendments will be effective upon approval of the amendments to the 2005 Plan.
Reasons for the Proposed Amendments
The 2005 Plan is intended to attract, retain, and motivate key personnel. The 2005 Plan provides such individuals with an opportunity to acquire a proprietary interest in our company and thereby align their interests with the interests of our other stockholders and give them an additional incentive to use their best efforts for the long-term success of our company. See “Executive Compensation — 2005 Stock Award Plan” for a description of the material terms of the plan.
Currently, there are 44,635 shares of common stock remaining available for issuance under the 2005 Plan . We are not eligible to grant additional awards under the 2002 Plan. Accordingly, during February 2007, our Board of Directors determined that an increase in the share limitation under the 2005 Plan was necessary (1) to reflect the growth of our company, and (2) to provide a sufficient number of shares to enable us to continue to attract, retain, and motivate key personnel by making additional grants under the 2005 Plan for the next twelve months. If the 2005 Plan is approved, the shares available for issuance under the 2005 Plan will increase to 219,635.
As of March 16, 2007, there were 509,885 shares authorized under the 2005 Plan of which 447,500 shares are reserved for issuance under outstanding awards, 17,750 shares had been issued upon exercise of options granted under the 2005 Plan, and 44,635 shares remain available for grant. The number of shares authorized for issuance under the 2005 Plan may increase by the following: (i) the number of shares with respect to which awards previously granted under the 2002 Plan that terminate without the issuance of the shares or where the shares are forfeited or repurchased; (ii) with respect to awards granted under the plans, the number of shares which are not issued as a result of the award being settled for cash or otherwise not issued in connection with the exercise or payment of the award; and (iii) the number of shares that are surrendered or withheld in payment of the exercise price of any award or any tax withholding requirements in connection with any award granted under the existing plans.
In addition, we propose to amend the 2005 Plan to require stockholder approval for the plan administrator to (1) lower the exercise price per share of an option after it is granted, (2) cancel an option when the exercise price per share exceeds the fair market value of the underlying shares in exchange for another award or cash, or (3) take any other action with respect to an option that may be treated as a repricing under the federal securities law or generally accepted accounting principles.
Reasons for and Effect of the Proposed Amendments
The Board of Directors believes that the approval of the proposed amendments to the 2005 Plan are necessary to achieve the purposes of the 2005 Plan and to promote the welfare of our company and our stockholders. In June 2005, the original share limitation (based on 250,000 shares plus additional “rollover” shares from the 2002 Plan) was established under the 2005 Plan. At that time, we had approximately 800 employees, approximately 2.8 million total outstanding shares, including convertible preferred stock and shares issuable under our convertible subordinated promissory note, and revenues for the six months ended June 30, 2005 of approximately $16.9 million. Today, we have approximately 1,800 employees, approximately 5.8 million outstanding shares, and revenue in fiscal 2006 of $50.7 million. Looking toward the future, we have limited availability under the current share limitation for future grants, accordingly, the need for an amendment to increase the limitation on the shares issuable under the 2005 Plan. The Board of Directors believes that the proposed amendment to the 2005 Plan will aid our company in attracting and retaining directors, officers, and key employees, and motivating such persons to exert their best efforts on behalf of our company. In addition, we expect that the proposed amendment will further strengthen the identity of interests of the directors, officers, and key employees with that of the stockholders.

The Board of Directors believes that amending the 2005 Plan to require stockholder approval for any actions that may be considered option repricing is prudent in light of the general disfavor by stockholders of such transactions and the current environment regarding stock option investigations by the Securities and Exchange Commission.
Approval by Stockholders of the Proposed Amendments
Approval of the proposed amendments to our 2005 Plan will require the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy. The amendments will be effective upon approval by our stockholders of the amendments to the 2005 Plan. In the event that the amendments to the 2005 Plan are not approved by the stockholders, we will not have sufficient ability to grant options to retain, motivate, and attract new and existing directors, officers, and key employees. Any options outstanding under the 2005 Plan prior to the amendments will remain valid and unchanged.
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The firm of Ernst & Young LLP, an independent registered public accounting firm, has audited the financial statements of our company for the fiscal years ended December 31, 2005 and 2006. We have appointed Ernst & Young LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2007 and recommend that the stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. The Board of Directors anticipates that representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
Aggregate fees billed to our company for the fiscal years ended December 31, 2005 and 2006 by Ernst & Young LLP, are as follows:

	Fiscal 2005	Fiscal 2006
Audit Fees (1)	$144,950	$206,679
Audit-Related Fees (2)	452,600	12,500
Tax Fees (3)	—	—
All Other Fees	—	—

Total	$597,550	$219,179

(1)	Represents fees associated with the annual audits, reviews of our quarterly reports on Form 10-Q, assistance with the review of documents filed with the SEC, and accounting consultations.

(2)	Represents fees associated with our initial public offering (fiscal 2005), and review of our documentation of internal control policies and procedures over financial reporting.

(3)	Represents fees associated with assistance in tax compliance and tax-related consultation.
Audit Committee Pre-Approval Policies
The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the approval in advance of any significant audit or non-audit engagement or relationship with the independent auditor, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. All of the services provided by Ernst & Young LLP described above under the captions “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
Any stockholder that wishes to present any proposal for stockholder action at our annual meeting of stockholders to be held in 2008 must notify us at our principal offices no later than November 28, 2007 in order for the proposal to be included in our proxy statement and form of proxy relating to that meeting. Under our bylaws, stockholders must follow certain procedures to nominate persons for election as director or to introduce an item of business at an annual meeting of stockholders.
Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for the annual meeting to be held during calendar 2008, except in circumstances where (i) we receive notice of the proposed matter no later than February 11, 2008 and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.
OTHER MATTERS
We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.
Dated: March 19, 2007

APPENDIX A
FIRST AMENDMENT TO
KONA GRILL, INC.
2005 STOCK AWARD PLAN
THIS FIRST AMENDMENT to the Kona Grill, Inc. 2005 Stock Award Plan (this “Amendment”) is entered into as of February 6, 2007, by Kona Grill, Inc., a Delaware corporation (the “Company”).
RECITALS
A. The Company adopted the Kona Grill, Inc. 2005 Stock Award Plan effective as of June 30, 2005 (the “Plan”).
B. Section 10(e) of the Plan provides that the Company’s Board of Directors may amend, alter, suspend, discontinue, or terminate the Plan.
C. As of the date hereof, the Board of Directors of the Company approved an amendment to the Plan, subject to the approval of the Company’s stockholders, increasing the maximum number of shares of the Company’s common stock reserved and available for delivery in connection with Awards under the Plan by 175,000 shares.
D. Pursuant to the authority contained in Section 10(e) of the Plan, the Company now desires to amend the Plan as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in the Plan, the Company agrees as follows:
1. Section 4(a) of the Plan is deleted in its entirety and the following is substituted in lieu thereof:
(a) Limitation on Overall Number of Shares Subject to Awards. Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares reserved and available for delivery in connection with Awards under the Plan shall be 425,000 (which reflects the effect of the Company’s reverse stock split during August 2005). In addition, as of the date this Plan is first approved by the stockholders, any shares available in the reserve of the 2002 Plan shall be added to the Plan share reserve and be available for issuance under the Plan. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.
2. A new Section 8(d) of the Plan shall be added to the Plan to read as follows:
(d) No Option Repricing. Other than for capitalization adjustment pursuant to Section 10(c), without approval of the Company’s stockholders, the Plan Administrator shall not be permitted to (A) lower the exercise price per Share of an Option after it is granted, (B) cancel an Option when the exercise price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award or cash, or (C) take any other action with respect to an Option that may be treated as a repricing under the federal securities laws or Generally Accepted Accounting Principles.
IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first above written.

KONA GRILL, INC.
By:
Mark S. Robinow, Chief Financial Officer

A-1

KONA GRILL, INC.
2007 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of KONA GRILL, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated March 19, 2007, and hereby appoints Marcus E. Jundt and Mark S. Robinow, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of the Company, to be held on Tuesday, May 1, 2007, at 2:00 p.m., local time, at the offices of Greenberg Traurig, LLP, at 2375 E. Camelback Road, Suite 700, Phoenix, Arizona, and at any adjournment or adjournments thereof, and to vote all shares of the Company’s Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of three Class II directors to serve for a three-year term expiring in 2010; FOR approval of the amendments to the Company’s 2005 Stock Award Plan; FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2007; and as said proxies deem advisable on such other matters as may come before the meeting.
A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

☐	Votes must be indicated (x) in Black or Blue ink.
1.	ELECTION OF DIRECTORS:
☐  FOR all nominees  ☐  WITHHOLD AUTHORITY for all nominees  ☐  FOR ALL EXCEPT (see instructions below)

Nominees:	☐ Mark L. Bartholomay ☐ Anthony L. Winczewski ☐ Douglas G. Hipskind
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here: ■
2.	Proposal to approve the amendments to the Company’s 2005 Stock Award Plan

FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Proposal to approve the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2007

FOR ☐	AGAINST ☐	ABSTAIN ☐
and upon such matters which may properly come before the meeting or any adjournment thereof
To make comments, mark here. ☐
To change your address, please mark this box. ☐
(This Proxy should be dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.)
Date __________________________________

Share Owner sign here

Co-Owner sign here